Offshore Logistics, Inc.
224 Rue De Jean – 70508
Post Office Box 5C
Lafayette, Louisiana 70505
Tel: (337) 233-1221
Fax: (337) 235-6678

PRESS RELEASE

OFFSHORE LOGISTICS, INC. ANNOUNCES AWARD OF SHELL CONTRACT IN
NORTH SEA

LAFAYETTE, LOUISIANA (January 20, 2005) – Offshore Logistics, Inc. (NYSE: OLG) announced today that its UK affiliate, Bristow Helicopters Limited (Bristow), was awarded a seven-year contract to provide helicopter services for the Central and Southern sectors of the North Sea by Shell Exploration & Production (Shell). This new contract, which commences July 1, 2005 at the conclusion of the current seven-year contract, renews a long established working relationship between Shell and Bristow in the North Sea.

The contract is for a total of six helicopters: two large and four medium, which will be utilized in support of Shell’s North Sea offshore operations throughout the UK and the Netherlands.

William E. Chiles, Chief Executive Officer and President of Offshore Logistics, Inc. said, “We are very pleased that Bristow is able to maintain its strong relationship with Shell, and the new contract will provide stability and continuity to the group’s North Sea operations for an extended period of time.”

Offshore Logistics, Inc. is a major provider of helicopter transportation services to the oil and gas industry worldwide. Through its subsidiaries, affiliates and joint ventures, the Company provides transportation services in most oil and gas producing regions including the United States Gulf of Mexico and Alaska, the North Sea, Africa, Mexico, South America, Australia, Egypt and the Far East. The Company’s Common Stock is traded on the New York Stock Exchange under the symbol OLG.

Statements contained in this press release that state the Company’s or management’s intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements. It is important to note that the Company’s actual results could differ materially from those projected, estimated or implied in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings, including but not limited to the Company’s report on Form 10-K for the year ended March 31, 2004 and the Company’s report on Form 10-Q for the quarters ended June 30 and September 30, 2004. Copies of these may be obtained by contacting the Company or the SEC. The Company does not intend to update any of its forward-looking statements.

Investor Relations Contact:
H. Eddy Dupuis
Phone: (337) 233-1221
Fax: (337) 235-6678
investorrelations@olog.com